UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2009

Keithley Instruments, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-9965	34-0794417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
28775 Aurora Road, Solon, Ohio	44139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(440) 248-0400

Not Applicable
________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On November 19, 2009, Keithley Instruments, Inc. (“Keithley”) announced that it had entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Agilent Technologies, Inc. (“Agilent”) with respect to Keithley’s RF product line.

Under the terms of the Purchase Agreement, Keithley will sell substantially all of the assets of the RF product line to Agilent and Agilent will assume related contractual, product support and other liabilities for a cash purchase price of $9.0 million.

The Purchase Agreement contains representations, warranties and covenants of Keithley and Agilent and prohibits Keithley from competing with Agilent with respect to the product line for a period of three years following the closing.  Keithley and Agilent have also agreed to customary indemnification obligations with respect to the representations, warranties and covenants of such parties contained in the Purchase Agreement.

Consummation of the sale is subject to customary conditions, including, among others, the absence of any law or order prohibiting the closing, the accuracy of the representations and warranties of the other party, compliance by the other party with its covenants, the entry by the parties into certain agreements under which Keithley will provide transitional manufacturing and other services and certain intellectual property licenses to Agilent and the receipt of a third party consent.  Subject to the completion of these closing conditions, it is anticipated that the transaction will close around November 30, 2009.

Following the closing, Agilent will provide global sales, service and support for the existing RF product line and it is anticipated that the majority of the RF team will become Agilent employees.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is included as Exhibit 2.01 to this report and is incorporated herein by reference.

Forward Looking Statements

Statements in this report that are not historical facts, including those relating to proceeds, gain from sale, and profitability are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: the inability of the Company and the buyer to complete and satisfy the pre-closing conditions and consummate the sale of the RF product line; the effect of the divestiture on customer relationships and the Company’s ongoing business; the estimated costs and gains relating to the sale being more or less significant than expected; worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the Company’s ability to implement planned cost savings initiatives and other initiatives to return to profitability without adversely affecting the Company’s product development program and strategic initiatives; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; and the impact of the Company’s fixed costs in a period of declining sales.  Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission.  In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved.  Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Item 7.01.   Regulation FD Disclosure

Keithley also announced that on Friday, November 20, 2009, at 12 p.m. Eastern Standard Time, it will host a conference call to discuss the sale of the Company’s RF product line.  A copy of the press release containing this announcement is furnished as Exhibit 99.1 hereto.

The information contained herein and in Exhibit 99.1 shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof. The information in this report, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01.   Financial Statements and Exhibits

 (d)   Exhibits.

2.01     Purchase and Sale Agreement, dated November 19, 2009, by and between Keithley Instruments, Inc. and Agilent Technologies, Inc.

99.1     Press Release dated November 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keithley Instruments, Inc.

November 19, 2009	By:	/s/ Mark J. Plush
		Name:	Mark J. Plush
		Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.01	Purchase and Sale Agreement, dated November 19, 2009, by and between Keithley Instruments, Inc. and Agilent Technologies, Inc.

99.1	Press Release dated November 19, 2009